Exhibit 14.1

CODE OF CONDUCT

Dear CBLI Insiders and Colleagues,

At CBLI, we take our dedication to discovering and developing life-saving therapies very seriously and we take our personal integrity and principles of ethical conduct even more seriously. From the time of our founding, we have been committed to setting the highest standards possible for our work and our conduct and have tried to emphasize this to all who have since joined us in our mission.

Upholding legal standards of conduct is not enough. We are also responsible for maintaining ethical standards. These standards govern how we treat everyone with whom we have contact. These are standards of integrity... honesty... trust... respect... and teamwork. In short, we want CBLI to continue to uphold these standards in the years to come. CBLI believes that its behavior as a business should reflect its commitment to the values set forth in these “Standards of Business Conduct”.

The Standards in this Code explain both our legal and ethical standards. Please read them carefully. Be familiar with them. Act on them, and don’t be afraid to speak up when you have a concern or a question. Talk to your supervisor, or a member of the Human Resources Department or Management Committee. These standards are here to help you and all of us achieve our goals in the right way, a way in which we can be proud.

I consider it an honor and a privilege to work with all of you and hope that you hold the same level of respect for each other. Together, we stand for our work, the lives of patients we hope our therapies will save or improve and our reputation as a company. Our legacy will be forged by our actions today and tomorrow. Let’s make it a great one.

Sincerely,

Yakov Kogan, Ph.D., MBA

Chief Executive Officer

ii

Cleveland BioLabs, Inc. Controlling Cell Death to Protect Human Life	STATEMENT OF COMPANY POLICY Cleveland BioLabs, Inc. Code of Conduct
	Policy #	POL-04	Effective Date	September 30, 2014
	Revision #	01	Page	Page 3 of 18

TABLE OF CONTENTS

1.		INTRODUCTION	4

	1.1.	Who is Subject to the Code?	4

	1.2.	What are the Consequences of Violating the Code?	4

	1.3.	Compliance with the Code?	5

	1.4.	Whom Should you Consult for Questions about the Code?	5

	1.5.	Whom Should you Contact Regarding Violations of the Code?	6

	1.6.	Current Version of the Code	6

	1.7.	Affirmation	6

2.		CORPORATE RESPONSIBILITY	7

	2.1.	Compliance with Law	7

	2.2.	Human Rights	7

	2.3.	Environment, Health, and Safety	8

	2.4.	Governmental and Regulatory Relations	8

3.		CONDUCT IN THE WORKPLACE	9

	3.1.	Mutual Trust And Respect	9

	3.2.	Freedom to Speak Without Fear of Retaliation	9

	3.3.	Responsible Use Of Assets	10

	3.4.	Conflicts Of Interest	10

4.		BUSINESS AND FINANCE	12

	4.1.	Financial Integrity and Anti-Fraud	12

	4.2.	Anti-Corruption and Anti-Bribery	12

	4.3.	Gifts and Entertainment	13

	4.4.	Antitrust Compliance	13

	4.5.	Insider Trading	14

5.		TECHNOLOGY AND MEDIA	14

	5.1.	Intellectual Property Protection	14

	5.2.	Information Technology Use and Security	15

	5.3.	Confidentiality and Public Relations	16

	5.4.	Honest Statements Regarding Products And Services	16

6.		CODE CONTACT LIST	17

7.		ACKNOWLEDGEMENT FORM	18

Cleveland BioLabs, Inc. Controlling Cell Death to Protect Human Life	STATEMENT OF COMPANY POLICY Cleveland BioLabs, Inc. Code of Conduct
	Policy #	POL-04	Effective Date	September 30, 2014
	Revision #	01	Page	Page 4 of 18

1.	INTRODUCTION

Cleveland BioLabs, Inc. has adopted the following policies regarding the conduct of the Company’s business. The Code sets forth the minimum expectations that the Company has for you. You are expected to conduct the Company’s business in full compliance with both the letter and spirit of the law, the Code, and any other policies and procedures that may be applicable to you. The “Company” and “CBLI” as used throughout the Code mean Cleveland BioLabs, Inc. and all of its direct and indirect subsidiaries.

The Code is not an employment contract, but it is intended to provide general guidance regarding your conduct as an employee, officer, or director of the Company. Note that other policies and procedures are listed in many Code sections with a link to such policies. These listed items provide more detailed information about the relevant subject and may include additional requirements with which you must comply. However, these lists are not an exhaustive consideration of all policies and procedures that may be applicable to you, and you are responsible for knowing which policies and procedures (whether or not listed here) apply to you, and for understanding and complying with them. By signing the accompanying Acknowledgment Form, each employee, officer, and director of CBLI agrees to comply with all of the policies contained within the Code. A member of the Human Resources Department may provide interpretations of the Code where appropriate.

1.1.	Who is Subject to the Code?

This Code applies to employees, officers and directors of Cleveland BioLabs, Inc. and its direct and indirect subsidiaries. If any provision of this Code contravenes or is less restrictive than the applicable law in any jurisdiction, the local law will apply. Similarly, our direct and indirect subsidiaries may have policies that are more restrictive than the Code, and those more restrictive policies will apply to those companies. You are responsible for understanding and complying with these laws and policies.

1.2.	What are the Consequences of Violating the Code?

Compliance with the Code and with other policies and procedures applicable to you is a term and condition of employment by the Company. Failure to comply with the standards contained in the Code can have severe consequences for both the Company and the individual(s) involved. In addition to potentially damaging the Company’s good name, trade and customer relations, and its business opportunities, conduct that violates the Code may also violate federal, state, and local laws. These actions are collectively referred to as “Violations” and can subject the individual(s) involved to prosecution, imprisonment, and fines. The Company may also be subject to prosecution, fines, and other penalties for the improper conduct of its employees. Additionally, violation of the Code, of any laws that relate to the operation of our business, or other applicable policies and procedures, or failure to cooperate as directed by the Company or to provide complete and accurate information in connection with any internal or external investigation or litigation matter relating to the Company’s business, may result in corrective action, up to and including immediate termination of employment. The Company will take all reasonable actions to enforce the Code.

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	Policy #	POL-04	Effective Date	September 30, 2014
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1.3.	Compliance with the Code?

In our daily work, we are often faced with situations in which we must decide whether a certain decision or action is appropriate. Considering the following questions can help in making good decisions:

•	Is my action or decision consistent with the law and with Company policies?

•	Am I capable of making an impartial decision that is in the best interest of the Company, free from any competing personal interest?

•	Would my action or decision be viewed as acceptable if scrutinized by others?

•	Will my action or decision protect the Company’s reputation as a law-abiding and responsible corporate citizen?

If you can confidently answer yes to each of these questions, it is likely that your action or decision is appropriate. If you cannot confidently answer yes to all of these questions, then do not take action or make a decision without first seeking professional advice. The next section describes whom you can contact to seek qualified advice.

1.4.	Whom Should you Consult for Questions about the Code?

Persons who have questions about the Code or other policies and procedures, or about how a particular rule applies in a specific situation, can contact:

•	their manager;

•	the Human Resource Department;

•	the VP, Compliance and Operations; or

•	the Chief Financial Officer.

Contact information is included in the Code Contact List located in Section 6.

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	Policy #	POL-04	Effective Date	September 30, 2014
	Revision #	01	Page	Page 6 of 18

1.5.	Whom Should you Contact Regarding Violations of the Code?

Taking action to prevent problems is part of our culture. If you observe possible unethical or illegal conduct, you should report your concern. If something doesn’t look right, say something.

Report violations as follows:

•	Matters involving harassment or discrimination should be reported to your manager, the Human Resources Department, or to any member of the Management Committee;

•	Matters involving fraudulent acts, including acts by third parties against the Company or personal dishonesty by an employee, officer, director or consultant should be reported to the Legal Department or the Chair of the Audit Committee per CBLI’s Whistleblower Policy (POL-03 – Whistleblower Policy)

•	If you believe that an official at a high level within the Company is involved, report to a member of the Management Committee, the Chair of the Audit Committee or the Chair of the Board of Directors;

•	All other matters should be reported to the either the Human Resources Department or the Legal Department.

1.6.	Current Version of the Code

The current edition of the Code is posted in the Company’s shared directory at S:\CBL Files\Human Resources\POL-04 CBLI – Code of Conduct and on the Company’s website at http://www.ir-site.com/cbiolabs/governance.asp. The Code may be amended from time to time, and all amendments are effective immediately upon posting. It is your responsibility to review the Code from time to time to ensure that you are in compliance.

1.7.	Affirmation

You are required to affirm that you have read and understand the Code and that you will comply with it. This affirmation is required of new employees when they are hired and new directors when they are elected to office. In addition, periodically all employees will be required to re-affirm their understanding of and compliance with the then-current Code.

Cleveland BioLabs, Inc. Controlling Cell Death to Protect Human Life	STATEMENT OF COMPANY POLICY Cleveland BioLabs, Inc. Code of Conduct
	Policy #	POL-04	Effective Date	September 30, 2014
	Revision #	01	Page	Page 7 of 18

2.	CORPORATE RESPONSIBILITY

2.1.	Compliance with Law

We comply with all applicable local, national, and international laws and regulations wherever we do business.

Lawful and ethical behavior is required at all times. Company managers are expected to lead according to our standards of ethical conduct in both words and action. Managers are responsible to promote open and honest two-way communications, and to be positive and active role models who show respect and consideration for each of our employees. Managers must be diligent in looking for indications that unethical or illegal conduct has occurred.

•	All managers are obligated to be familiar with the basic laws, regulations, and corporate policies that are relevant to the department for which they are responsible. Comprehensive knowledge of applicable laws and corporate policy is especially important for those managers in charge of our businesses and in charge of ensuring that our businesses observe laws, regulations, and policies.

•	In specific countries, business units, or industries, stricter more comprehensive rules than described in the Code may already be in place. Due to variations in laws, regulations and policies across countries or business units, conflicts between standards may arise. Employees should assume the stricter standard applies if such a conflict arises.

•	When in doubt, a person listed in Section 1.4 “Whom Should you Consult for Questions about the Code” should be contacted for assistance and clarification.

•	The violation of laws and regulations can lead to severe consequences, such as criminal convictions, financial penalties and damage to one’s reputation.

2.2.	Human Rights

The respect for and protection of human rights is part of our corporate culture.

It is and has been our policy to be good “corporate citizens”; however, we must also be good citizens of the world and respect those with whom we work and interact.

•	We respect and protect the personal dignity, privacy, and individual rights of employees, customers, vendors and others with whom we interact.

•	Mistreatment of employees, verbal or written abuse, or disregard for their age, gender, health, safety, and labor rights will not be tolerated, please refer to Section 3.1 “Mutual Trust & Respect” for further information.

•	We condemn any form of forced labor and abide by all laws forbidding child labor. We abide by applicable laws regarding human rights, fair labor practices, minimum legal pay, and other legally guaranteed conditions of employment.

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	Policy #	POL-04	Effective Date	September 30, 2014
	Revision #	01	Page	Page 8 of 18

2.3.	Environment, Health, and Safety

Environmental protection, health, and safety are integral parts of our corporate responsibility.

It is our policy to ensure the health and welfare of our employees and our environment is strictly maintained at all time.

•	Managers must ensure that appropriate health, safety and security practices, and safeguards are in place to comply with applicable laws and management standards.

•	It is understood that we will provide a healthy and safe workplace for our employees.

•	We value a safe, healthy, and secure workplace, which means that we must comply with all applicable health and safety laws and standards, as well as work proactively to remove any workplace hazards.

•	To ensure the environmental compatibility of our activities, we strive for responsible use of energy, water, materials, and space.

2.4.	Governmental and Regulatory Relations

We conduct proper and legally impeccable relations with all government regulators and agencies.

In all our dealings with government and regulatory agencies and officials, we conduct ourselves in an honest and transparent manner and act in compliance with applicable laws. Dealings with governmental entities may occur in the ordinary course of business (obtaining licenses or approvals or entering into contracts or performing under contracts), or when responding to governmental or regulatory requests or inquiries of any nature (e.g., subpoenas, investigations, lawsuits). The Company strictly observes the laws, rules, and regulations, which govern acquisition of goods and services by the government. CBLI competes fairly and ethically for such business opportunities.

•	Employees are specifically prohibited from submitting or concurring in the submission of any claims, bids, proposals or any other documents of any kind that are false, fictitious or fraudulent.

•	It is recommended that employees receiving any kind of governmental inquiry immediately contact their company’s senior management or the Legal Department for assistance prior to taking further action. Employees are expected to respond fully to government inquiries and cooperate with government agents.

•	Employees receiving an inquiry relating specifically to antitrust/ competition issues must immediately contact the Company’s Legal Department.

Cleveland BioLabs, Inc. Controlling Cell Death to Protect Human Life	STATEMENT OF COMPANY POLICY Cleveland BioLabs, Inc. Code of Conduct
	Policy #	POL-04	Effective Date	September 30, 2014
	Revision #	01	Page	Page 9 of 18

3.	CONDUCT IN THE WORKPLACE

3.1.	Mutual Trust And Respect

We treat each other in a mutually respectful and trusting manner at work and seek to create a workplace environment that does not allow for discrimination, harassment, bullying, or intimidation.

•	We encourage a respectful and diverse workplace in which each individual’s unique value is recognized and each person is treated with courtesy, honesty, and dignity.

•	Every single person is entitled to fair, dignified, and respectful treatment. Discrimination against any employee, customer, contractor, or third-party provider/vendor/supplier is not tolerated.

•	All decisions with respect to recruiting, hiring, disciplinary measures and promotion as well as other conditions of employment must be administered free from any illegal discriminatory practices.

•	Discrimination occurs when a person or a group of people is treated, whether intentionally or not, less favorably than another person or group because of race, national or ethnic origin, sex, pregnancy or marital status, age, disability, religion, sexual orientation or some other characteristic specified under applicable antidiscrimination law or company policy.

•	Harassment, bullying or intimidation occurs when there is verbal, written or physical conduct that denigrates or shows disrespect toward an individual based on one or more of the aforementioned characteristics with the purpose or effect of unreasonably interfering with the individual’s work performance or creating a coercive, hostile or offensive workplace.

•	We encourage our employees to handle any professional or personal disagreements or conflicts in a mutually courteous and respectful manner or to engage assistance from a supervisor or the Human Resources Department if unable to do so.

3.2.	Freedom to Speak Without Fear of Retaliation

We encourage our employees to speak up freely and without fear of retaliation. We do not retaliate against employees who raise good faith workplace concerns.

We are committed to administering the Code fairly, objectively and conscientiously. Information regarding the identity of employees about whom or against whom an alleged violation has been made will only be released on a need-to-know basis. The identity of persons reporting a Violation will remain confidential to the extent possible. Further, such persons will be protected from reprisals.

•	Most ethical and legal Violations are discovered and reported by employees. We therefore value an open work environment, allowing employees to voice criticism. Such feedback should be encouraged, as it helps to minimize Violations and to detect and correct Violations should they occur.

•	Employees should feel they can discuss workplace concerns directly with management without fear of harassment or retaliation.

Cleveland BioLabs, Inc. Controlling Cell Death to Protect Human Life	STATEMENT OF COMPANY POLICY Cleveland BioLabs, Inc. Code of Conduct
	Policy #	POL-04	Effective Date	September 30, 2014
	Revision #	01	Page	Page 10 of 18

•	Employees who provide reports of Violations in good faith must be protected from intimidation and retaliation. Retaliation by managers against employees making such reports is unacceptable and will not be tolerated

•	Reporting a Violation “in good faith” means that an individual believes that what he or she is asserting is true, whether a subsequent investigation proves that report to be true or not. Conversely, it is not acceptable to file a report knowing it to be false.

•	Our managers are responsible for being available to employees who wish to raise concerns in confidence, and for dealing with such situations in a fair and impartial manner.

•	If, nonetheless, employees feel uncomfortable raising concerns directly with their manager or another person at their local company, or if their queries are ineffectual, we encourage them to make use of the resources listed under Section 1.5 “Whom Should you Contact Regarding Violations of the Code?”

3.3.	Responsible Use Of Assets

We deal with Company property, products, and resources responsibly and appropriately and use them only for their intended business purposes.

We pride ourselves on offering our employees the best resources and assets in order to create an optimal working environment, and we expect our employees to respect those assets and materials as if they were their own.

•	We value the responsible use and handling in our workplace of any tangible or intangible company assets, such as property, products, work materials, and equipment (e.g., computers, paper, or furniture), copyrights, licenses and business opportunities.

•	Company assets should be used only for their intended business purposes and not for improper personal, illegal, or other unauthorized purposes.

3.4.	Conflicts Of Interest

We disclose potential or actual conflicts of interest in the workplace in a timely manner for proper review and resolution.

All employees are required to disclose to their manager any situation that may be, or appears to be, a conflict of interest involving such employee, including any situation involving any immediate family member of such employee. When in doubt, it is best to disclose all relevant details of a questionable situation to your manager, the Human Resources Department or the Legal Department. Your or your immediate family member’s participation in any activity that could involve an actual, potential, or perceived conflict of interest requires the advance written approval of the Company.

•	In our daily business, we may be faced with situations in which a decision that is best for the Company competes with our personal, professional, or financial interests. Such a situation is called a conflict of interest.

•	A conflict of interest can make it difficult for an individual to make impartial decisions that are in the best interest of the company.

Cleveland BioLabs, Inc. Controlling Cell Death to Protect Human Life	STATEMENT OF COMPANY POLICY Cleveland BioLabs, Inc. Code of Conduct
	Policy #	POL-04	Effective Date	September 30, 2014
	Revision #	01	Page	Page 11 of 18

•	If there is any doubt about how a relationship might be perceived, it should be disclosed and discussed with your manager or the Human Resources Department.

Although it is impossible to describe every circumstance that may give rise to conflicts of interest, the following examples will serve as a guide to questionable activities:

•	Financial Interests in Other Businesses:

•	Ownership of a substantial interest in any outside concern that has a present or prospective business relationship with, or is a competitor of, the Company.

•	Business dealings on behalf of the Company with any outside concern where the employee or his or her relative has a substantial financial interest without prior written disclosure.

•	Services to a Customer, Supplier, or Competitor: Providing management or consulting services to, or being employed by, an organization that does business with, or is a competitor of, the Company.

•	Kickbacks: Any request or receipt of any payment, loan, gift, or other benefit from a customer or supplier as an inducement to take actions favorable to such supplier or customer or actions that might be unfavorable to a competitor of a customer or supplier.

•	Competition: Competing with the Company, directly or indirectly, in the purchase, sale or leasing of property or interests in property.

•	Business Opportunities: Using any business opportunity that is discovered through your relationship with the Company, or diverting any business opportunity from the Company, without first offering such opportunity to the Company.

•	Acquisition of Property: Acquiring an interest in property or assets whose value may be affected by actions taken by the Company.

Cleveland BioLabs, Inc. Controlling Cell Death to Protect Human Life	STATEMENT OF COMPANY POLICY Cleveland BioLabs, Inc. Code of Conduct
	Policy #	POL-04	Effective Date	September 30, 2014
	Revision #	01	Page	Page 12 of 18

4.	BUSINESS AND FINANCE

4.1.	Financial Integrity and Anti-Fraud

We conduct our business and manage recordkeeping and reporting with integrity and transparency.

We are committed to accurate and reliable accounting and financial reporting practices. It must be emphasized that an intention to deceive or defraud is not a necessary element of a violation of any of these standards. To ensure compliance with these standards, all employees are expected to give complete cooperation to the Company’s financial accounting organization and independent outside auditors to enable them to perform their duties.

•	All transactions and records relating to our business must be maintained and handled accurately and appropriately. Fraud, theft, embezzlement, money laundering, and terrorism financing are not allowed.

•	Money laundering occurs when people or companies try to purge the proceeds of crime, terrorism, or other illicit activity to make them appear legal. The scope of the relevant terms and obligations on this matter may vary from country to country, so the personnel concerned should seek the advice and support of the company’s general counsel to ensure compliance.

•	Unauthorized use of Company equipment, proprietary information, or trade secrets is also prohibited.

•	All transactions, assets, and liabilities must be properly documented and recorded in accordance with the established policies and procedures.

•	Maintaining recordkeeping integrity means applying high standards of accuracy and accountability in all business dealings. Financial accounts, documents, contracts and other company information may not include incorrect or misleading entries that are the result of manipulation, distortion, or falsification.

•	Employees who suspect the possibility of fraud or another financial crime should immediately contact their company’s internal auditor, compliance officer, or the Chair of the Audit Committee, or through the procedures set forth in CBLI’s Whistleblower Policy (POL-03).

4.2.	Anti-Corruption and Anti-Bribery

We do not engage in corruption, bribery, kickbacks, or other illegal transactions with private, commercial, or governmental parties.

•	Corruption and bribery entail the making of, promising, or asking to make gifts or payments to others (private or public parties) in exchange for a favor, financial reward, improper official action, or other benefit.

•	We follow the tenets of the Foreign Corrupt Practices Act (FCPA S:\CBL Files\Human Resources\Foreign Corrupt Practices Act Guide.pdf), which prohibits any US Firm, their subsidiaries, and individuals from offering money or “anything of value” to any foreign government official in an attempt to influence that official.

•	When the exchange of improper gifts, payments or other benefits involves government officials, political parties or current or potential candidates for public office, there can be

Cleveland BioLabs, Inc. Controlling Cell Death to Protect Human Life	STATEMENT OF COMPANY POLICY Cleveland BioLabs, Inc. Code of Conduct
	Policy #	POL-04	Effective Date	September 30, 2014
	Revision #	01	Page	Page 13 of 18

severe civil and criminal violations and consequences for the company and the individual(s) involved. This means that we may neither offer nor receive any improper favors (such as bribes to obtain a contract). The scope of the relevant terms and obligations in this matter may vary from country to country, so the personnel concerned should seek the advice and support of the company’s general counsel to ensure compliance.

•	Caution should be taken when requests or offers are made for a “charitable contribution” to a locality or community cause to ensure that it is not a request for or offer of bribery in disguise.

•	If employees suspect that corruption or bribery is taking place, they should immediately contact the Legal Department, or a member of the Management Committee or the head of the Audit Committee (directly or through the procedures set forth in CBLI’s Whistleblower Policy [POL-03]).

4.3.	Gifts and Entertainment

When giving or receiving business gifts or entertainment, we do so in a transparent manner that complies with Company policy, industry standards and applicable law.

We must not let our business decisions be influenced by gifts or entertainment. When necessary or appropriate in the ordinary course of business, it is generally acceptable to give and receive gifts or entertainment as long as such activity:

•	Is properly disclosed to management;

•	Complies with applicable law as well as Company policies;

•	Is reasonable and customary within the industry and national practice; and

•	Does not improperly influence the nature or continuation of the business relationship.

4.4.	Antitrust Compliance

We comply with applicable antitrust and competition laws and consult expert Company counsel on antitrust and competition issues.

•	In virtually all countries, laws prohibit relationships or arrangements with competitors, suppliers, distributors, or dealers that may interfere with competition in the marketplace. Such legal prohibitions apply to a wide range of activities, including price fixing, allocations of customers or sales territories between competitors, anti-competitive boycotts and other unfair methods of competition. We are committed to fair competition and compliance with these laws.

•	These are only some of the fundamental rules concerning antitrust compliance. Because of the complexity of this topic, whenever employees have an antitrust concern or question (especially executives, managers and sales or marketing professionals), they should consult with their company’s general counsel.

•	Where possible, any such communication should initially be conducted verbally.

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	Policy #	POL-04	Effective Date	September 30, 2014
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4.5.	Insider Trading

We comply with applicable insider trading laws and company policy regarding material nonpublic information that we learn about our own or other businesses.

•	In most countries, the law prohibits the use of insider information about any company by any person in the purchase or sale of exchange-listed securities or financial instruments (including the exercise of options, warrants and the sale or purchase of debt, hybrids or similar instruments), as well as the communication of insider information to others for such use.

•	Illegal insider trading is the purchase or sale of exchange listed securities or financial instruments (e.g., stocks and bonds) based on material information about a business that is not publicly available (so-called “insider information”).

•	Insider information includes earnings estimates, merger or acquisition proposals or agreements, deal negotiations, major litigation, the creation of significant new products and significant management developments.

•	The scope of the relevant terms and obligations on this matter may vary from country to country, so the personnel concerned should review the company’s Insider Trading Policy (POL-01 CBLI - Securities Trades By Cleveland BioLabs, Inc. Personnel Policy). For additional information, please seek the advice and support of the Legal Department or Chief Financial Officer to ensure compliance.

5.	TECHNOLOGY AND MEDIA

5.1.	Intellectual Property Protection

We respect and protect all forms of intellectual property and protected content regardless of whether they are created by our Company or by third parties.

•	Because our business is reliant on the creation, development, transmission, licensing, and sale of intellectual property products, we have a great obligation to respect intellectual property rights.

•	Protected intellectual property includes any products of the human mind irrespective of their commercial value, including but not limited to vendor lists, quotes, contracts, protocols, statements of procedure, product names, experiment results, experiment reports, publications, etc. that is protected under relevant copyright, trademark, trade secret, patent or similar laws.

•	The failure to protect intellectual property may involve violating intellectual property laws; violating agreements to protect intellectual property; performing, distributing or displaying copyrighted material without permission; or creating and distributing unauthorized copies of protected intellectual property.

•	The scope of the relevant terms and obligations on this matter may vary from country to country, so the personnel concerned should consult the confidentiality agreement they signed upon hire. A copy of this agreement can be provided upon request by any employee through the Human Resources Department. For additional information on this topic, seek the advice and support of the Company’s VP of Compliance and Operations to ensure compliance.

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	Policy #	POL-04	Effective Date	September 30, 2014
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5.2.	Information Technology Use and Security

We make proper business use of workplace information technology and help to protect systems and equipment against internal and external threats.

•	In our daily business, we use Information Technology (“IT”) and process data on a regular basis.

•	All Company business should be conducted on Company-issued computers or devices and utilizing Company provided email with appropriate security practices (password protection approved technologies, licensed software, etc.) that ensure the protection of intellectual property and personal data.

•	Ignoring appropriate security practices can lead to a range of harmful consequences, such as data loss, identity theft, or copyright infringement.

•	Because of the dissemination speed, easy replication, and practical indestructibility of digital information, great care needs to be exercised in what is e-mailed, voice-mailed, attached, or downloaded.

•	We commit ourselves to using workplace-related IT systems for legitimate business purposes and not for personal uses that are unreasonable or improper, or for unethical or illegal activities and to not use our personal IT systems for unreasonable or improper workplace purposes.

•	Workplace-related IT systems in all forms constitute Company property.

•	We have an obligation to take proper measures to protect IT systems against internal and external inappropriate use or threats (such as misusing assigned passwords or downloading inappropriate materials from the Internet). We should seek the advice of IT personnel whenever we have a question or concern.

•	For further clarification on technology use and security, employees should consult the employee handbook, the IT Usage & Security Policy (S:\CBL Files\Human Resources\IT Usage & Security Policy.pdf) and the Acceptable Use Guidelines for Computing Resources Policy (S:\CBL Files\Human Resources\Acceptable Use Guidelines for Computing Resources Policy.pdf) or consult our Director of Information Technology.

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	Policy #	POL-04	Effective Date	September 30, 2014
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5.3.	Confidentiality and Public Relations

We protect company, product, service and other confidential business information from unauthorized disclosure and use.

•	Confidential information is information that is not intended for internal dissemination or external release and is sensitive by its very nature. It may involve records, reports, contracts, financial and personnel data, investigations, lawsuits, artistic creations, intellectual property or new business plans and may appear in many different forms (digital, physical, etc.).

•	Both engaging in unauthorized or inappropriate sharing of Company or customer information with third parties—for example, with the media or the competition—as well as failing to exercise due care in discussing confidential information in public places constitute breaches of confidentiality and may constitute violations of applicable antitrust laws.

•	Employees should exercise caution and not leave behind any confidential information while doing business outside the confines of the Company, or in common meeting spaces within the Company.

•	Employees with access to especially sensitive information (financial, human resources, legal, new product development, insider information on other companies, etc.) must observe strict confidentiality even with colleagues and should seek advice from the company’s VP of Compliance and Operations before disclosing any such information outside the organization.

•	It is important to evaluate whether to enter into confidentiality agreements prior to the external disclosure of confidential information.

•	The Company requires that media inquiries about our Company should be immediately referred to the Investor Relations Department, or senior management.

•	For further clarification, consult the confidentiality agreement that you signed upon hire (Human Resources can provide a copy), seek the advice and support of the Company’s Legal or Investor Relations Departments.

5.4.	Honest Statements Regarding Products And Services

We do not knowingly engage in or promote misrepresentation or fraud in the marketing or advertising of our products and services.

•	Honesty about our products and services means that we make truthful statements about our products and services.

•	Misleading or false information includes deliberate schemes to defraud customers, suppliers or others out of money, property, or services. Providing products or services on terms not in accordance with company policy may be fraudulent and is prohibited.

Cleveland BioLabs, Inc. Controlling Cell Death to Protect Human Life	STATEMENT OF COMPANY POLICY Cleveland BioLabs, Inc. Code of Conduct
	Policy #	POL-04	Effective Date	September 30, 2014
	Revision #	01	Page	Page 17 of 18

6.	CODE CONTACT LIST

Title	Contact Information

Legal Department Representative – VP Compliance & Operations	Leah Brownlee; lbrownlee@cbiolabs.com; (716) 849-6810 x 379

Human Resources Department Representative – Office Manager	Valerie Tate; vtate@cbiolabs.com; (716) 849-6810 x 316

Investor Relations Department Representative - VP Investor Relations	Rachel Levine; rlevine@cbiolabs.com; (917) 375-2935

Management Committee Members

Chief Executive Officer	Yakov Kogan; ykogan@cbiolabs.com; (716) 849-6810 x 364

EVP, Chief Financial Officer	Neil Lyons; nlyons@cbiolabs.com; (301) 675-4570

Chief Scientific Officer	Andrei Gudkov; agudkov@cbiolabs.com; (216) 374-8597

Chair of the Board of Directors	Julia Brown; jbrown@cbiolabs.com; (858) 733-2515

Chair of the Audit Committee	James Antal; audithotline@cbiolabs.com; (949) 533-8313

Cleveland BioLabs, Inc. Controlling Cell Death to Protect Human Life	STATEMENT OF COMPANY POLICY Cleveland BioLabs, Inc. Code of Conduct
	Policy #	POL-04	Effective Date	September 30, 2014
	Revision #	01	Page	Page 18 of 18

7.	ACKNOWLEDGEMENT FORM

I have carefully read the CBLI Code of Conduct, dated October 1, 2014, understand all provisions, and agree to comply with it.

I realize that failure to observe and comply with all the Code of Conduct’s provisions will subject me to disciplinary action, up to and including termination and/or civil or criminal prosecution.

I understand that this Code of Conduct is not a contract of employment and that my compliance with this Code of Conduct does not confer any right to continue in the employ or service of CBLI.

Employee / Representative - SIGNATURE	Date

Employee / Representative - PRINT NAME

Acknowledgment received from the above-named employee:

Company Representative - SIGNATURE	Date

Company Representative – PRINT NAME

TO BE RETAINED IN EMPLOYEE’S PERSONNEL FILE